Pacholder High Yield Fund, Inc. - Item 77Q1(a)

Amendment No. 1
to the
Amended and Restated Bylaws
of
Pacholder High Yield Fund, Inc.
Pursuant to Article VIII, Section 8.07 of the Fund's Amended and Restated Bylaws ("Bylaws"), the Bylaws shall be amended as follows:
1. Article I, Section 1.11 Stockholder Proposals, is hereby deleted in its entirety and replaced with the following:
1.11 Stockholder Proposals. For any stockholder proposal to be presented in connection with an annual meeting of stockholders of the Corporation (other than proposals made under Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including any proposal relating to the nomination of a director to be elected to the Board of Directors of the
Corporation, the stockholders must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting:
provided, however, that in the event that the date of the annual meeting is advanced by more than
30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (ii) the number of shares of stock of the
Corporation which are owned beneficially and of record by such stockholder and such beneficial owner. For any stockholder proposal to be presented in connection with a special meeting of stockholders of the Corporation relating to the nomination of a person to be elected to the Board of Directors of the Corporation, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, the stockholder's notice shall be delivered to the
Secretary at the principal executive offices of the Corporation before the earlier of five days before the meeting, or ten days after the Corporation gives notice of the meeting. Such stockholder's notice shall set forth the information in (a) and (c) above. No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice of a stockholder proposal hereunder.